Exhibit 99

[LOGO]	Contact:	Randall Oliver (SMF – media) (323) 869-7607 randall.oliver@smartandfinal.com Richard Phegley (SMF – investors) (323) 869-7779 rick.phegley@smartandfinal.com

SMART & FINAL COMPLETES STRATEGIC DIVESTITURES

•	132-Year-Old Food & Supply Merchant Repositions to Focus on Western U.S. Stores
•	Asset/Business Sales Strengthen Smart & Final’s Financial Position and Preserve Jobs
•	Chairman Says Company Now Well Positioned To Benefit From Industry Trends

LOS ANGELES, September 16, 2003 – Smart & Final Inc. (NYSE – SMF) today reported it has completed the previously announced divestitures of its foodservice direct delivery business units and its Florida stores, to reposition the company’s focus on its core western U.S. store operations.

Gordon Food Service purchased the Florida foodservice direct delivery and stores businesses, and Sysco Corporation purchased the northern California foodservice direct delivery operations. In addition, Smart & Final’s northern California meat processing and distribution business was sold to Pacific Fresh Sea Food Company.

The sales generated total cash proceeds of approximately $59 million and buyers’ assumption of approximately $25 million in future operating lease obligations. From the cash proceeds, the company reduced the balance outstanding under its revolving credit facility, and the corresponding lender commitment amount, by $42 million. In addition, $14 million is being held in the company’s real estate lease trust for acquisition of replacement properties or later reduction to the lease facility debt. A total of $4 million of cash proceeds is being held in escrow for later settlement of closing valuation matters.

Ross Roeder, Smart & Final chairman and chief executive officer, said, “We are doing exactly what we said we would do when we began our restructuring efforts earlier this year. By refocusing Smart & Final on our core western U.S. store operations, we are positioning the company for substantially improved future performance, and we are taking important steps to improve our financial strength. At the same time, we have created a favorable outcome for our employees and customers. We are particularly pleased that the transactions preserved employment for over 700 of our associates.”

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Roeder further noted that Smart & Final’s western U.S. stores continue to perform well and are positioned to benefit from current industry trends. “We’ve seen strong comparable store growth in both our store formats: Cash & Carry wholesale stores and our Smart & Final warehouse stores. In the first half of 2003, western U.S. comparable store sales increased 3.9 percent over the same period of the prior year. We believe that this is among the strongest growth in food retailing,” Roeder said.

“Several factors are driving that growth,” Roeder added. “First, although we now have exited the direct delivery business, we continue to serve foodservice customers through our stores. As direct delivery companies raise their minimum order requirements, we are seeing an increase in the number of restaurant and other foodservice customers shopping in our stores. I don’t foresee that trend changing as the economy recovers.”

“In addition, Smart & Final warehouse stores are ideally positioned to meet the food and cooking-related supply needs of household customers, whose buying habits increasingly emphasize value. While our Cash & Carry stores are dedicated exclusively to business customers, our Smart & Final warehouse stores are open to businesses and households. Both customer groups shop at Smart & Final for a wide assortment of restaurant-quality products at low, warehouse prices,” Roeder said.

“All of Smart & Final’s resources now are focused on our most profitable and fastest-growing operations. We believe we have effectively repositioned our company for strong future performance,” Roeder concluded.

Founded in 1871 in downtown Los Angeles, Smart & Final Inc. operated 228 non-membership warehouse stores for food and foodservice supplies in California, Oregon, Washington, Arizona, Nevada, Idaho and northern Mexico at the end of the 2003 second quarter. For more information, visit the company’s website at www.smartandfinal.com.

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Forward-Looking and Cautionary Statements

This Smart & Final press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and other expressions of management’s belief or opinion which reflect its current understanding or belief with respect to such matters. Such statements are subject to certain risks and uncertainties, including known and unknown factors as included in the company’s periodic filings with the Securities and Exchange Commission that could cause actual results to differ materially and adversely from those projected. All of these forward-looking statements are based on estimates and assumptions made by management of the company, which although believed to be reasonable, are inherently uncertain and difficult to predict; therefore, undue reliance should not be placed upon such statements. There can be no assurance that the company will not incur new or additional unforeseen costs in connection with the ongoing conduct of its business. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Except as specifically set forth herein, the company undertakes no obligation to update any such forward-looking or other statement.

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